EXHIBIT 4(c)


                      SHORELINE FINANCIAL CORPORATION

                       STOCK INCENTIVE PLAN OF 1996


                                 SECTION 1

                  ESTABLISHMENT OF PLAN; PURPOSE OF PLAN

     1.1 ESTABLISHMENT OF PLAN. The Company hereby establishes the Stock Incentive Plan of 1996 (the "Plan") for its corporate and Subsidiary officers and other key management employees. The Plan permits the grant or award of Options, Restricted Stock and Tax Benefit Rights.

     1.2 PURPOSE OF PLAN. The purpose of the Plan is to provide officers and key management employees of the Company and its Subsidiaries with an increased incentive to make significant contributions to the long-term performance and growth of the Company and its Subsidiaries, to join the interests of officers and key employees with the interests of the Company's shareholders through the opportunity for increased stock ownership, and to attract and retain officers and key employees. The Plan is further intended to provide flexibility to the Company in structuring long-term incentive compensation to best promote the foregoing objectives.


                                 SECTION 2

                                DEFINITIONS

     The following words have the following meanings unless a different meaning is plainly required by the context:

     2.1  "Act" means the Securities Exchange Act of 1934, as amended.

     2.2 "Base Salary" means a Participant's total salary that would be paid to the Participant for a full year if the rate of salary in effect for such Participant at the date of grant of an Option were paid for a full year, regardless of whether such Participant has been or will be employed for the full year at that rate of salary.

     2.3  "Board" means the Board of Directors of the Company.








     2.4  "Change in Control" means:

               (a) There has been a change in the control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"), provided that, without limitation, such a change in control shall be deemed to have occurred if
          (i) any "person" (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25 percent or more of the combined voting power of the Company's then outstanding securities, or (ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof (unless the election or nomination for election by the Company's shareholders of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such period);

               (b) The Board has received any notice or other communication from any individual, corporation, partnership, joint venture or other entity expressing a desire to propose, negotiate or discuss any tender offer, exchange offer, merger, consolidation, sale of shares, sale of assets not in the ordinary course, or other business combination involving the Company or any Subsidiary ("Business Combination") and such notice, communication or proposal has not been withdrawn or terminated; or

               (c)  Public announcement by any individual,
          corporation, partnership, joint venture or other entity expressing an intent to seek any Business Combination and such announcement or intent has not been withdrawn or terminated.

     2.5  "Code" means the Internal Revenue Code of 1986, as amended.

     2.6 "Committee" means a committee the Board shall designate to administer the Plan. The Committee shall consist of at least two members of the Board appointed by the Board, all of whom shall be "disinterested persons" as defined in Rule 16b-3 under the Act. The Board, in its discretion, may also require that members of the Committee be "outside directors" as defined in the rules promulgated pursuant to Section 162(m) of the Code.

     2.7  "Common Stock" means the common stock of the Company.



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     2.8  "Company" means Shoreline Financial Corporation, a Michigan corporation.

     2.9 "Competition" means participation, directly or indirectly, in the ownership, management, financing or control of any business that is the same as or similar to the present or future businesses of the Company or its parent or any Subsidiary. Such participation may be by way of employment, consulting services, directorship or officership. Ownership of less than five percent (5%) of the shares of any corporation whose shares are traded publicly on any national or regional stock exchange or over the counter shall not be deemed Competition.

     2.10 "Consensual Severance" means the voluntary termination of all employment by the Participant with the Company or any of its Subsidiaries which the Committee determines to be in the best interests of the Company.

     2.11 "Incentive Award" means the award or grant of an Option, Restricted Stock or Tax Benefit Right to a Participant under the Plan.

     2.12 "Market Value" of any security on any given date means: (a) if the security is listed for trading on The NASDAQ Stock Market or one or more national securities exchanges, the last reported sales price on the date in question, or if such security shall not have been traded on such principal exchange on such date, the last reported sales price on the first day prior thereto on which such security was so traded; (b) if the security is not so listed for trading but is traded in the over-the-counter market, the mean of highest bid and lowest asked prices for such security on the date in question, or if there are no such bid and asked prices for such security on such date, the mean of the highest bid and lowest asked prices on the first day prior thereto on which such prices existed; or (c) if neither (a) nor (b) is applicable, the value as determined by any means deemed fair and reasonable by the Committee, which determination shall be final and binding on all parties.

     2.13 "Normal Retirement" means the voluntary termination of all employment by a Participant after the Participant has attained 62 years of age, or such other age as shall be determined by the Committee in its sole discretion or as otherwise may be set forth in the Incentive Award agreement or other grant document with respect to a Participant and a particular Incentive Award.

     2.14 "Option" means the right to purchase Common Stock at a stated price for a specified period of time. For purposes of the Plan, an Option may be either an incentive stock option within the meaning of Section 422(b) of the Code or a nonstatutory stock option.

     2.15 "Participant" means the officers and other key management employees of the Company and its Subsidiaries who the Committee determines are eligible to participate in the Plan and who are designated to be granted an Incentive Award under the Plan.

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     2.16 "Restricted Period" means the period of time during which
Restricted Stock awarded under the Plan is subject to restrictions. The Restricted Period may differ among Participants and may have different expiration dates with respect to shares of Common Stock covered by the same Incentive Award.

     2.17 "Restricted Stock" means Common Stock awarded to a Participant under Section 6 of the Plan.

     2.18 "Subsidiary" means Shoreline Bank, and any other corporation of which fifty percent (50%) or more of the outstanding voting stock is directly or indirectly owned or controlled by the Company, or by one or more Subsidiaries.

     2.19 "Tax Benefit Right" means any right granted to a Participant under Section 7 of the Plan.


                                 SECTION 3

                              ADMINISTRATION

     3.1 POWER AND AUTHORITY. The Committee shall administer the Plan, shall have full power and authority to interpret the provisions of the Plan, and shall have full power and authority to supervise the administration of the Plan. All determinations, interpretations and selections made by the Committee regarding the Plan shall be final and conclusive. The Committee shall hold its meetings at such times and places as it deems advisable. Action may be taken by a written instrument signed by all of the members of the Committee, and any action so taken shall be fully as effective as if it had been taken at a meeting duly called and held.

     3.2 GRANTS OR AWARDS TO PARTICIPANTS. In accordance with and subject to the provisions of the Plan, the Committee shall have the authority to determine all provisions of Incentive Awards as the Committee may deem necessary or desirable and as are consistent with the terms of the Plan, including, without limitation, the authority to: (a) determine whether and when Incentive Awards will be granted, the persons to be granted Incentive Awards, the amount of Incentive Awards to be granted to each person and the terms of the Incentive Awards to be granted; (b) determine and amend vesting schedules, if any; (c) permit delivery or withholding of stock in payment of the exercise price or to satisfy tax withholding obligations; and (d) waive any restrictions or conditions applicable to any Incentive Award. Incentive Awards shall be granted or awarded by the Committee, and Incentive Awards may be amended by the Committee consistent with the Plan, provided that no such amendment may become effective without the consent of the Participant, except to the extent that the amendment operates solely to the benefit of the Participant.


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                                 SECTION 4

                        SHARES SUBJECT TO THE PLAN

     4.1 NUMBER OF SHARES. Subject to adjustment as provided in subsection 4.2 of the Plan, a maximum of 50,000 shares of Common Stock shall be available for Incentive Awards under the Plan. Such shares shall be authorized and unissued shares.

     4.2 ADJUSTMENTS. If the number of shares of Common Stock outstanding changes by reason of a stock dividend, stock split, recapitalization, merger, consolidation, combination, exchange of shares or any other change in the corporate structure or shares of the Company, the aggregate number and class of shares available for grants or awards under the Plan, together with the Option prices, award limits and other appropriate terms of this Plan, shall be appropriately adjusted. No fractional shares shall be issued pursuant to the Plan, and any fractional shares resulting from adjustments shall be eliminated from the respective Incentive Award, with an appropriate cash adjustment for the value of any Incentive Awards eliminated. If an Incentive Award is canceled, surrendered, modified, expired or terminated during the term of the Plan but prior to the exercise or vesting of the Incentive Award in full, the shares subject to but not purchased or retained by the Participant under such Incentive Award shall be available for other Incentive Awards.


                                 SECTION 5

                                  OPTIONS

     5.1 GRANT. A Participant may be granted one or more Options under the Plan. Options shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as shall be determined by the Committee in its sole discretion. The Committee may vary, among Participants and among Options granted to the same Participant, any and all of the terms and conditions of the Options granted under the Plan. Subject to subsection 5.6, the Committee shall have complete discretion in determining the number of Options granted to each Participant. The Committee may designate whether or not an Option is to be considered an incentive stock option as defined in Section 422(b) of the Code.

     5.2 OPTION AGREEMENTS. Each Option shall be evidenced by an Option agreement containing such terms and conditions, consistent with the provisions of the Plan, as the Committee from time to time determines.

     5.3 OPTION PRICE. Except for Options intended to qualify as incentive stock options, the per share Option price shall be determined by the Committee. Any Options intended to qualify as incentive stock options shall be equal to or greater than 100% of the Market Value on the date of grant. The date of grant of an Option shall be the date the Option is

                                      5
authorized by the Committee or a future date specified by the Committee as the date for issuing the Option.

     5.4 MEDIUM AND TIME OF PAYMENT. The exercise price for each share purchased pursuant to an Option granted under the Plan shall be payable in cash or, if the Committee consents, in shares of Common Stock (including Common Stock to be received upon a simultaneous exercise). The time and terms of payment may be amended before or after exercise of an option (a) by the Committee in its sole discretion, if the terms of such amendment are more favorable to the Participant, or (b) in all other cases, with the consent of the Participant. The Committee may from time to time authorize payment of all or a portion of the Option price in the form of a promissory note or installments according to such terms as the Committee may approve. The Board may restrict or suspend the power of the Committee to permit such loans and may require that adequate security be provided.

     5.5 OPTIONS GRANTED TO TEN PERCENT SHAREHOLDERS. No Option granted to any Participant who at the time of such grant owns, together with stock attributed to such Participant under Section 424(d) of the Code, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries may be designated as an incentive stock option, unless such Option provides an exercise price equal to at least one hundred ten percent (110%) of the Market Value of the Common Stock, and the exercise of the Option after the expiration of five years from the date of grant of the Option is prohibited by its terms.

     5.6 LIMITS ON GRANTS. No Participant shall be granted, during any calendar year, Options to purchase more than 10,000 shares of Common Stock, subject to adjustment as provided in subsection 4.2 of the Plan. The purpose of this subsection 5.6 is to ensure that the Plan provides performance based compensation under Section 162(m) of the Code. This subsection 5.6 shall be interpreted or amended to achieve that purpose.

     5.7 LIMITS ON EXERCISABILITY. Options shall be exercisable for such periods as may be fixed by the Committee. Options intended to qualify as incentive stock options shall have terms not to exceed ten years from the grant date. The Committee may in its discretion require a Participant to continue service with the Company and its Subsidiaries for a certain length of time prior to an Option becoming exercisable and may eliminate such delayed vesting provisions. The Committee may also vary, among Participants and among Options granted to the same Participant, any and all of the terms and conditions of Options granted under the Plan.

     5.8  TRANSFERABILITY.

          (a) GENERAL. Unless the Committee otherwise consents or unless the terms of the Option agreement provide otherwise, no Option granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by


                                      6
     will or by the laws of descent and distribution. In addition, all Options granted to a Participant during the Participant's lifetime shall be exercisable during the Participant's lifetime only by such Participant, his guardian, or legal representative.

          (b) OTHER RESTRICTIONS. The Committee may impose such restrictions on any shares of Common Stock acquired pursuant to the exercise of an Option under the Plan as it deems advisable, including, without limitation, restrictions intended to assure compliance with applicable federal or state securities laws.

     5.9  TERMINATION OF EMPLOYMENT OR DIRECTOR OR OFFICER STATUS.

          (a) GENERAL. If a Participant ceases to be employed by or ceases to be an officer of the Company or one of its Subsidiaries for any reason other than the Participant's death, disability, termination for cause, or any additional provision as determined by the Committee, the Participant may exercise an Option only for a period of 90 days after such termination of employment or officer status, but only to the extent the Participant was entitled to exercise the Option on the date of termination, unless the Committee otherwise consents or the terms of the Option agreement provide otherwise. For purposes of the Plan, the following shall not be deemed a termination of employment or termination as an officer: (i) a transfer of employment among the Company and its Subsidiaries; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days, duly authorized in writing by the Company, provided the employee's right to reemployment is guaranteed either by statute or contract; or (iv) a termination of employment with continued service as an officer or director.

          (b) DEATH. If a Participant dies either while an employee or officer of the Company or one of its Subsidiaries or after the termination of employment other than for cause but during the time when the Participant could have exercised an Option under the Plan, the Option issued to such Participant shall be exercisable by the personal representative of such Participant or other successor to the interest of the Participant for a period of 90 days after the Participant's death, but only to the extent that the Participant was entitled to exercise the Option on the date of death or termination of employment, whichever first occurred, unless the Committee otherwise consents or the terms of the Option agreement provide otherwise.





                                      7
          (c) DISABILITY. If a Participant ceases to be an employee or officer of the Company or one of its Subsidiaries due to the Participant's disability, the Participant may exercise an Option for a period of one year following such termination of employment, but only to the extent the Participant was entitled to exercise the Option on the date of such event, unless the Committee otherwise consents or the terms of the Option agreement provide otherwise.

          (d) ADDITIONAL PROVISIONS IN OPTION AGREEMENTS. The Committee may, in its sole discretion, provide provisions in any Option agreement entered into with a Participant permitting or by resolution approve the Participant to exercise any outstanding options upon termination due to Normal Retirement or Consensual Severance for a period of time after such termination as may be determined by the Committee, PROVIDED that (i) such period may not extend beyond the earlier of three (3) years after the date of termination or the date on which the Options expire by their terms, (ii) the Participant may exercise the Option only to the extent the Participant was entitled to exercise the Option on the date of termination, and (iii) the Participant shall have no further right to exercise any Options after termination due to Normal Retirement or Consensual Severance if the Committee determines the Participant has entered into Competition with the Company.

          (e) TERMINATION FOR CAUSE. If a Participant is terminated for cause, the Participant shall have no further right to exercise any outstanding unexercised Option issued under the Plan.

          (f) SUSPENSION OF EXERCISABILITY. If the Participant receives notice from the Company that the Participant may be terminated for cause, the Participant shall have no right to exercise any Options previously granted for a period of sixty days from the receipt of such notice. If the Participant is terminated for cause within such sixty-day period, the Participant shall have no further right to exercise any Option previously granted. If the Participant is not terminated for cause within the sixty-day period, the provisions of the Option agreement and the Plan shall continue to apply to the exercisability of the Participant's Options.


                                 SECTION 6

                             RESTRICTED STOCK

     6.1 GRANT. A Participant may be granted Restricted Stock under the Plan. Restricted Stock shall be subject to such terms and conditions,

                                      8
consistent with the other provisions of the Plan, as shall be determined by the Committee in its sole discretion. Restricted Stock shall be awarded on the condition that the Participant remain in the employ of the Company or one of its Subsidiaries during the Restricted Period. Such condition shall have no effect on the right of the Company or any Subsidiary to terminate the Participant's employment at any time. No payment is required from a Participant for an award of Restricted Stock.

     6.2 RESTRICTED STOCK AGREEMENTS. Each award of Restricted Stock shall be evidenced by a Restricted Stock agreement containing such terms and conditions, consistent with the provisions of the Plan, as the Committee from time to time determines.

     6.3  TERMINATION OF EMPLOYMENT OR DIRECTOR OR OFFICER STATUS.

          (a) GENERAL. If a Participant ceases to be employed by the Company or one of its subsidiaries, or ceases to be an officer of the Company or one of its subsidiaries for any reason other than the Participant's death, disability, or any other additional provisions as determined by the Committee, then any shares of Restricted Stock still subject to restrictions on the date of such termination shall automatically be forfeited and returned to the Company. For purposes of the Plan, the following shall not be deemed a termination of employment or termination as an officer: (i) a transfer of employment among the Company and its Subsidiaries; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days, duly authorized in writing by the Company, provided the employee's right to reemployment is guaranteed either by statute or contract; or (iv) a termination of employment with continued service as an officer or director.

          (b) DEATH OR DISABILITY. Unless the terms of the Restricted Stock agreement or grant provide otherwise, in the event a Participant terminates employment with the Company or any subsidiary because of death or disability during the Restricted Period, the restrictions applicable to the shares of Restricted Stock shall automatically vest as of the date of termination.

          (c) ADDITIONAL PROVISIONS AS DETERMINED BY COMMITTEE. The Committee may, in its sole discretion, provide provisions in any Restricted Stock agreement permitting or by resolution approve vesting of all or part of any Restricted Stock awarded to a Participant upon termination due to Normal Retirement or Consensual Severance.




                                      9
     6.4  RESTRICTIONS ON TRANSFERABILITY.

          (a) GENERAL. Unless the Committee otherwise consents or unless the terms of the Restricted Stock agreement provide otherwise, shares of Restricted Stock shall not be sold, exchanged, transferred, pledged or otherwise disposed of by a Participant during the Restricted Period other than to the Company pursuant to subsection 6.3 or 6.4(b) or by will or the laws of descent and distribution.

          (b) SURRENDER TO THE COMPANY. If any sale, exchange, transfer, pledge or other disposition, voluntary or involuntary, of Restricted Stock that has not vested shall be made or attempted during the Restricted Period, except as provided above in subsections 6.3 and 6.4(a), the Participant's right to the Restricted Stock shall immediately cease and terminate, and the Participant shall promptly forfeit and surrender to the Company all such Restricted Stock.

          (c) OTHER RESTRICTIONS. The Committee may impose other restrictions on any shares of Common Stock acquired pursuant to an award of Restricted Stock as the Committee deems advisable.

     6.5  CHANGE IN CONTROL

          (a)  ACCELERATION OF VESTING.  Subject to the provisions of
     Section 6.5(b), if a Change in Control of the Company shall occur, then all outstanding Restricted Stock shall immediately become fully vested and nonforfeitable.

          (b)  LIMITATION ON CHANGE IN CONTROL PAYMENTS.   In the
     Restricted Stock agreements entered into with a Participant, the Committee may, in its sole discretion, provide that if the acceleration of the vesting of Restricted Stock as provided in
     Section 6.5(a), together with any other payments that such Participant has the right to receive from the Company or any corporation that is a member of an "affiliated group" (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), the number of shares which shall become immediately fully vested and nonforfeitable under Section 6.5(a) may be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code.

     6.6 RIGHTS AS A SHAREHOLDER. During the Restricted Period, a Participant shall have all rights of a shareholder with respect to his Restricted Stock, including (a) the right to vote any shares at shareholders' meetings; (b) the right to receive, without restriction, all

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cash dividends paid with respect to such Restricted Stock; and (c) the right to participate with respect to such Restricted Stock in any stock dividend, stock split, recapitalization or other adjustment in the Common Stock of the Company or any merger, consolidation or other reorganization involving an increase or decrease or adjustment in the Common Stock of the Company. Any new, additional or different shares or other security received by the Participant pursuant to any such stock dividend, stock split, recapitalization or reorganization shall be subject to the same terms, conditions and restrictions as those relating to the Restricted Stock for which such shares were received.

     6.7  DEPOSIT OF CERTIFICATES; LEGENDING OF RESTRICTED STOCK.

          (a) DEPOSIT OF CERTIFICATES. Any certificates evidencing shares of Restricted Stock awarded pursuant to the Plan shall be registered in the name of the relevant Participant and deposited, together with a stock power endorsed in blank, with the Company. In the discretion of the Committee, any such certificates may be deposited in a bank designated by the Committee or delivered to the Participant. Certificates for shares of Restricted Stock that have vested shall be delivered to the Participant upon request within a reasonable period of time. The Participant shall sign all documents necessary or appropriate to facilitate such delivery.

          (b) LEGEND. Any certificates evidencing shares of Restricted Stock awarded pursuant to the Plan shall bear the following legend:

          This certificate is held subject to the terms and conditions contained in a restricted stock agreement that includes a prohibition against the sale or transfer of the stock represented by this certificate except in compliance with that agreement, and that provides for forfeiture upon certain events. A copy of that agreement is on file in the office of the Secretary of Shoreline Financial Corporation.

     6.8 RESALE. The Participant shall agree not to resell or redistribute such Restricted Stock after the Restricted Period except upon such conditions as the Company may reasonably specify to ensure compliance with federal and state securities laws.


                                 SECTION 7

                            TAX BENEFIT RIGHTS

     7.1 GRANT. A Participant may be granted Tax Benefit Rights under the Plan to encourage a Participant to exercise Options and provide certain tax

                                      11
benefits to the Company. A Tax Benefit Right entitles a Participant to receive from the Company or a Subsidiary a cash payment not to exceed the amount calculated by multiplying the ordinary income, if any, realized by the Participant for federal tax purposes as a result of the exercise of a non-qualified stock option, or the disqualifying disposition of shares acquired under an incentive stock option, by the maximum federal income tax rate (including any surtax or similar charge or assessment) for corporations, plus any other applicable state and local tax against which the Company is entitled to a deduction or credit by reason of exercise of the Option or the disqualifying disposition.

     7.2 RESTRICTIONS. A Tax Benefit Right may be granted only with respect to a stock option issued and outstanding or to be issued under the Plan and may be granted concurrently with or after the grant of the stock option. Such rights with respect to outstanding stock options shall be issued only with the consent of the Participant if the effect would be to disqualify an incentive stock option, change the date of grant or the exercise price, or otherwise impair the Participant's existing stock options. A stock option to which a Tax Benefit Right has been attached shall not be exercisable by an officer or employee subject to Section 16 of the Act for a period of six months from the date of the grant of the Tax Benefit Right.

     7.3 TERMS AND CONDITIONS. The Committee shall determine the terms and conditions of any Tax Benefit Rights granted and the Participants to whom such rights will be granted with respect to stock options under the Plan or any other plan of the Company. The Committee may amend, cancel, limit the term of, or limit the amount payable under a Tax Benefit Right at any time prior to the exercise of the related stock option, unless otherwise provided under the terms of the Tax Benefit Right. The net amount of a Tax Benefit Right, subject to withholding, may be used to pay a portion of the stock option price, unless otherwise provided by the Committee.


                                 SECTION 8

                            GENERAL PROVISIONS

     8.1 NO RIGHTS TO AWARDS. No Participant or other person shall have any claim to be granted any Incentive Award, and there is no obligation of uniformity of treatment of Participants or holders or beneficiaries of Incentive Awards. The terms and conditions of the Incentive Awards of the same type and the determination of the Committee to grant a waiver or modification of any Incentive Award and the terms and conditions thereof need not be the same with respect to each Participant.

     8.2  WITHHOLDING.  The Company or a Subsidiary shall be entitled to
(a) withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Company or a

                                      12
Subsidiary), or make other arrangements for the collection of, all amounts deemed necessary to satisfy any and all federal, state and local withholding and employment-related tax requirements attributable to an Incentive Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Incentive Award or a disqualifying disposition of Common Stock received upon exercise of an incentive stock option; or (b) require a Participant promptly to remit the amount of such withholding to the Company before taking any action with respect to an Incentive Award. Unless the Committee determines otherwise, withholding may be satisfied by withholding Common Stock to be received upon exercise or by delivery to the Company of previously owned Common Stock. The Company may establish such rules and procedures concerning timing of any withholding election as it deems appropriate to comply with Rule 16b-3 under the Act.

     8.3 COMPLIANCE WITH LAWS; LISTING AND REGISTRATION OF SHARES. All Incentive Awards granted under the Plan (and all issuances of Common Stock or other securities under the Plan) shall be subject to applicable laws, rules and regulations, and to the requirement that if at any time the Committee determines, in its sole discretion, that the listing, registration or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Incentive Award or the issue or purchase of shares thereunder, such Incentive Award may not be exercised in whole or in part, or the restrictions on such Incentive Award shall not lapse, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

     8.4 NO LIMIT ON OTHER COMPENSATION ARRANGEMENTS. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements, including the grant of options and other stock-based awards, and such arrangements may be either generally applicable or applicable only in specific cases.

     8.5 NO RIGHT TO EMPLOYMENT. The grant of an Incentive Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary. The Company or any Subsidiary may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any written agreement with a Participant.

     8.6 GOVERNING LAW. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Michigan and applicable federal law.



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     8.7  SEVERABILITY.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.


                                 SECTION 9

                  EFFECTIVE DATE AND DURATION OF THE PLAN

     This Plan shall take effect May 1, 1996 subject to approval by the shareholders at the 1996 Annual Meeting of Shareholders, or any adjournment thereof or at a special meeting of shareholders. Unless earlier terminated by the Board of Directors, no Incentive Award shall be granted under this Plan after April 30, 2006.



                                SECTION 10

                         TERMINATION AND AMENDMENT

     The Board may terminate the Plan at any time, or may from time to time amend the Plan, provided that without shareholder approval no such amendment may (a) materially increase the number of shares that may be issued under the Plan; or (b) impair any outstanding Incentive Award without the consent of the Participant, except according to the terms of the Incentive Award. No termination, amendment or modification of the Plan shall become effective with respect to any Incentive Award previously granted under the Plan without the prior written consent of the Participant holding such Incentive Award unless such amendment or modification operates solely to the benefit of the Participant.



















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